Noble International Investments, Inc.

                                                                      May 21, 2007

NeoGenomics, Inc.
2701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Attention:                                Steven C. Jones
                      Chief Financial Officer

Dear Steven:

           This letter agreement (this “Agreement”) will confirm the understanding and agreement among NeoGenomics, Inc. (the “Company”) and Noble International Investments, Inc., as follows:

           1.           The Company hereby appoints Noble International Investments, Inc. to act as its exclusive placement agent (the “Placement Agent”) in connection with the sale for capital-raising purposes after the date hereof of its equity or equity-linked securities (the “Securities”) to those proposed investors listed on Exhibit A to this Agreement (“Proposed Investors”), which may be amended by the Placement Agent from time to time, upon approval by the Company of such amendments.  The Company hereby authorizes the Placement Agent, to endeavor to arrange a private placement of the Securities at a price and on terms satisfactory to the Company.  The Placement Agent shall use commercially reasonable efforts, consistent with the Placement Agent’s business judgment, to arrange such private placement.  The private placement of the Securities is to be made directly by the Company to the purchasers pursuant to purchase or subscription agreements entered into by such parties.  It is expressly understood that this engagement does not constitute any commitment, express or implied, on the part of the Placement Agent to purchase, and does not ensure the successful placement of, any Securities.  It is also expressly understood that the Company retains the right to sell Securities to any party other than a Proposed Investor.

2.           Prior to the signing of any purchase agreements, officers of the Company with responsibility for financial affairs have been and will continue to be available to answer inquiries from prospective investors.  After the forms of the purchase agreements and the information referred to therein have been reviewed by investors, and they have had the opportunity to address inquiries to the Company, separate purchase agreements will be completed with each prospective investor.  It is anticipated that in connection with the private placement, the Company shall file a registration statement (the “Registration Statement”) with respect to the possible resale, from time to time, of the Securities which have been purchased pursuant to such purchase agreements and that, subject to customary “blackout” periods, the Company will keep the Registration Statement effective until the earliest of (i) the date on which the Company’s audited financials from FY 2007 will go stale in a post-effective amendment with the SEC (which is estimated to be April 30, 2009), (ii) the date on which all of the Securities purchased in the private placement may be sold without registration pursuant to Rule 144(k) of the Securities Act of 1933, as amended, or (iii) such time as all of the Securities have been sold pursuant to the Registration Statement, or for such other period of time as may be agreed between the Company and the purchasers of such Securities.

3.           (a)           The amount of Securities sold, if any, by the Company and the price at which they will be sold is entirely within the Company’s discretion.

                      (b)           During the Placement Agent’s engagement hereunder, the Company will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act.  The Company represents and warrants to the Placement Agent that except for sales of Securities to Cornell Capital Partners LP pursuant to the Company’s Standby Equity Distribution Agreement (“SEDA”) it has not, directly or indirectly, made any offers or sales of the Securities or securities of the same or a similar class as the Securities, during the six month period ending on the date of this letter, and has no intention of making an offer or sale of the Securities or securities of the same or a similar class as the Securities for a period of six months after completion of this private placement, except (i) the offering of the Securities through the Placement Agent pursuant hereto, (ii) the offering of Securities directly by the Company to investors other than the Proposed Investors on terms no different than those terms offered through the Placement Agent (iii) sales of Securities to Cornell Capital Partners LP pursuant to the SEDA, and (iv) other offers and sales the result of which would not cause the offer and sale of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act.  As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

(c)           The Placement Agent shall be entitled to rely on any opinion delivered to the purchasers by counsel to the Company in connection with the private placement of the Securities.

           4.           (a)           As compensation for the Placement Agent’s services hereunder, the Company will pay the Placement Agent as follows:

(i)  A retainer fee of $25,000 in cash which is payable upon execution of this Agreement (the “Retainer Fee”), with such Retainer Fee creditable against the fees payable pursuant to subparagraph 4(a)(ii) hereof;
(ii) At each closing (“Closing”) of any sale of any Securities, a total aggregate cash fee equal to 5% of the gross proceeds from such sale;
(iii) At each Closing, warrants to purchase a number of Securities equal to 5% of the number of Securities sold in the private placement. Such warrants shall have a five-year term, an exercise price equal to the price per share of the Securities sold in the private placement, cashless exercise provisions, customary anti-dilution provisions and the same other terms, conditions, rights and preferences as the Securities sold in the private placement..

                      (b)           In addition, whether or not a sale of the Securities occurs, the Company will reimburse the Placement Agent upon demand (accompanied by reasonable supporting documentation) for the Placement Agent’s reasonable expenses (including fees and expenses of counsel to the Placement Agent) incurred in connection with its acting as placement agent hereunder; provided that such fees and expenses shall not exceed $25,000 in the aggregate without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed (it being understood that this provision shall in no way limit the Company’s obligations set forth in Exhibit A).

           5.           The Company and the Placement Agent represent to the other that, except for the Placement Agent there is no other person or entity that is or will be entitled to a finder’s fee or any type of brokerage commission in connection with the sale of Securities to a Proposed Investor.

           6.           The Company hereby agrees to indemnify the Placement Agent in accordance with the indemnification provisions set forth as Exhibit B hereto and to the other provisions set forth in Exhibit B hereto, which provisions are hereby incorporated by reference in their entirety into this Agreement.

           7.           The Company upon reasonable request will meet with the Placement Agent to discuss all information relevant for disclosure in any Registration Statement covering shares purchased from the Company by Proposed Investors and offered by Proposed Investors for resale and will cooperate in any reasonable investigation undertaken by the Placement Agent for the purpose of confirming the accuracy of the Registration Statement, including the production of information at the Company's offices.

           8.           (a)  The Company will provide full cooperation to the Placement Agent in any due diligence investigation reasonably requested by the Placement Agent with respect to the offer and sale of the Securities and will furnish the Placement Agent with such information, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company as the Placement Agent may reasonably request.  The Placement Agent may rely upon the accuracy and completeness of all such information taken as a whole and the Company acknowledges that the Placement Agent has not been retained to independently verify any of such information.

(b)  The Company will be solely responsible for the contents of its offering materials and any and all other written or oral communications provided by or at the direction of the Company to any actual or prospective purchaser of the Securities, and the Company represents and warrants that such offering materials and such other communications will not, taken as a whole, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company’s filings with the SEC will be deemed offering materials.

(c)  The Company may, if so requested by the Placement Agent, provide to the Placement Agent financial projections relating to the Company (the “Projections”).  If the Projections are so provided to the Placement Agent, the Placement Agent agrees to hold the Projections in strict confidence and not to share them with or disclose them to any prospective investor without the Company’s prior written consent.  The Placement Agent further agrees to use the Projections, if they are provided by the Company, solely for due diligence purposes in connection with its engagement hereunder.  To the extent that the projections are so provided to the Placement Agent, the Company represents and warrants that the Projections will be made by the Company with a reasonable basis and in good faith.  For purposes hereof, “a reasonable basis and in good faith” will include reliance on reasonable assumptions and after taking into account such information as the Company may reasonably determine to be appropriate under the circumstances.

(d)  If at any time prior to the completion of the offer and sale of the Securities an event occurs which would cause the offering materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company will notify the Placement Agent immediately of such event and the Placement Agent will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the offering materials which corrects such statement or omission.

9.           The Placement Agent will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement.  In no event shall the Placement Agent be obligated to purchase the Securities for its own account or for the accounts of its customers.  Notwithstanding the foregoing, the Placement Agent will have the right, but not the obligation, (i) to determine the allocation of the Securities among potential purchasers from the Proposed Investors, provided that such allocation is reasonably acceptable to the Company, and (ii) in any event, to allocate up to 20% of the Securities to individual customers of the Placement Agent (which may include employees or affiliates of the Placement Agent, directly or through an investment vehicle), provided that such customers are reasonably acceptable to the Company.

10.           (a)  The appointment and authorization of the Placement Agent under paragraph 1 of this Agreement shall expire twelve months from the date hereof or, at such other time as may be mutually agreed upon in writing by the Company and the Placement Agent, as the case may be.  Notwithstanding any such expiration or termination, the Company shall remain responsible for the reimbursement of the Placement Agent’s expenses under subparagraph 4(b) of this Agreement; and the reimbursement, indemnification and contribution obligations of the Company under Exhibit B and the provisions of paragraphs 5 and 6 through 15 of this Agreement shall survive any expiration or termination.  Such obligations also shall survive the offer and sale of the Securities.

           (b)  If  during a period of twelve months following the expiration or termination of  the Placement Agent’s engagement hereunder, the Company sells any Securities or securities of the same or similar class as the Securities (collectively, “Covered Securities”) in a private placement (including registered private placements) to any Proposed Investor or affiliate of such Proposed Investor (in each case actually received the Company’s offering materials prior to the termination or expiration of the Placement Agent’s engagement hereunder), except in connection with a merger or acquisition of the equity or assets of such person, then the Company shall pay to the Placement Agent upon the closing of such sale a fee equal to the fee which would have been payable to the Placement Agent pursuant to subparagraph 4(a) if the closing of such sale had occurred during the term of the Placement Agent’s appointment and authorization hereunder.

           11.           (a)  Upon consummation of a sale of Securities, the Placement Agent may place “tombstone” advertisements in financial and other publications and media at its own expense describing its services to the Company hereunder.

                      (b)  Without the prior written consent of the Placement Agent, the Company will not publicly refer to the Placement Agent or its engagement hereunder, except as required by law.  Except as specified in sub-paragraph 11(a) above and upon the consummation of a sale of Securities, the Placement Agent will not, without the prior written consent of the Company, publicly refer to the Company and the financing activities contemplated by this engagement letter.  Except (a) to the extent legally required (after consultation with, and approval as to form and substance by, the Placement Agent and its counsel) or (b) on a confidential need to know basis to the Company’s professional advisors, no advice rendered by a Placement Agent to the Company will be disclosed by the Company or any of its affiliates or any of their agents, without such Placement Agent’s prior written consent.

(c)   The Placement Agent and its parent, subsidiaries, branches and affiliates (each a “Group") are involved in a wide range of commercial banking, investment banking and other activities (including investment management, corporate finance and securities issuing, trading and research) from which conflicting interests, or duties, may arise.  Information which is held elsewhere within a Group but of which none of the individuals in the Investment Banking Department of the Placement Agent are involved in providing the services contemplated by this engagement actually has (or without breach of internal procedures can properly obtain) knowledge, will not for any purpose be taken into account in determining such Placement Agent’s responsibilities to the Company under this engagement.  Neither the Placement Agent nor any other part of the Group will have any duty to disclose to the Company or utilize for the Company’s benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.  In addition, in the ordinary course of business, the Placement Agent and its affiliates may trade the securities of the Company for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities, provided that any such trading in the Company’s securities will not be done by any employee of the Placement Agent who has material non-public information about the Company at the time of such trading.

           12.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the Indemnified Persons, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

           13.           This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in accordance with the laws of the State of Florida.  Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by the Placement Agent hereunder is expressly and irrevocably waived.  No claim relating to or arising out of this Agreement may be commenced, prosecuted or continued in any court other than the courts of the State of Florida.

           14.           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior or concurrent understandings or agreements of the parties with respect to the subject matters covered herein.

15.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

If the foregoing correctly sets forth the understanding and agreement between the Placement Agent and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

Sincerely,

NOBLE INTERNATIONAL INVESTMENTS, INC.

By: _____________________________
      Nico P. Pronk
      President

Accepted by:

NEOGENOMICS, INC.

By: _______________________________
       Steven C. Jones
                                                                       Chief Financial Officer

EXHIBIT A

List of Proposed Investors

Apollo Capital – FL
Ardsley Partners – NYC
Atoll Asset – NYC
Bard Advisors – Chicago
RBC -Toronto
Davidson Kempner – NYC
Deerfield - NYC
Diker Capital – NYC
Greenlight -Geneva
Healthcor – NYC
Kennedy Capital - Chicago
Independence Asset – Denver
J. Goldman – NYC
J.W. Seligman - CA
Lewis Asset - NYC
Marlin – Chicago
Mavrix – Toronto
Meadowbrook - NYC
Mosaic – NYC
Midsummer - New York
Nihon Global - New York
OrbiMed Advisors – NYC
Osiris Capital – Boston
Polar (One of the pms wanted to invest personally) –Toronto
Prides – MA
Ridgeback - NYC
Ridgecrest – NYC
RMB Capital - Chicago
SAC Capital – CT / NYC
Sapphire Capital – NYC
Sectoral - Geneva, Montreal
SDS Capital – CT
Sharp Capital / Centurion – NYC
Sprott – Toronto
Trust Company of the West (TCW) - CA
Triathlon - NYC
Venator - Toronto
Visium Funds – NYC
Wells Capital – Portland
Whitebox – Minneapolis
XMark Capital – CT

EXHIBIT B

           1.         The Company shall indemnify the Placement Agent and hold it harmless against any and all losses, claims, damages or liabilities to which the Placement Agent may become subject (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering materials, the registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or at the direction of the Company to any actual or prospective purchaser of the Securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, the offer and sale of the Securities), and shall reimburse the Placement Agent promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that the Company shall not be liable under clause (ii) of this paragraph in respect of any loss, claim, damage, liability or expense to the extent that it is finally judicially determined that such loss, claim, damage, liability or expense resulted from the gross negligence or willful misconduct of the Placement Agent in the performance of its services hereunder.

           2.           The Company agrees that the indemnification and reimbursement commitments set forth herein shall apply whether or not the Placement Agent is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth herein to any controlling person, affiliate, director, officer, employee or agent of the Placement Agent (each, with the Placement Agent, an “Indemnified Person”).  The Company further agrees that, without the Placement Agent’s prior written consent, which consent will not be unreasonably withheld or delayed, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which any Indemnified Person is an actual or potential party to such lawsuit, claim or other proceeding), unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.  The Company further agrees that it will not enter into any settlement of any such lawsuit, claim or proceeding, without the Placement Agent’s prior written consent which consent shall not be unreasonably withheld, unless such settlement does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person and does not involve any payment of money or other value by an Indemnified Person or any injunctive relief or findings of fact or stipulations binding on any Indemnified Person.

           3.           If indemnification is to be sought hereunder by an Indemnified Person, then such Indemnified Person shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that it may have to such Indemnified Person pursuant to this indemnification agreement or from any liability that it may have to such Indemnified Person other than pursuant to this indemnification agreement, in each case except to the extent the Company has been prejudiced in any material respect by such failure.  Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, except to the extent that (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a reasonably timely manner, (ii) counsel which has been provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Company.  In connection with any one action or proceeding or substantially related actions or proceedings, the Company shall not be responsible for the fees and expenses of more than one separate law firm in any one jurisdiction for all Indemnified Persons.

           4.           The Company and the Placement Agent agree that if any indemnification or reimbursement sought hereunder is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of the Placement Agent, then, whether or not the Placement Agent is the Indemnified Person, the Company and the Placement Agent shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and the Placement Agent, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, the Placement Agent, as the case may be, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Placement Agent hereunder exceed the amount of the fees actually received by the Placement Agent, as the case may be, hereunder.

5.           Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by the Placement Agent hereunder.  The parties acknowledge that the Placement Agent is not acting in a fiduciary capacity with respect to the Company and that the Placement Agent is not assuming any duties or obligations other than those expressly set forth in this Agreement.  The Company further agrees that the  Placement Agent nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company or for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by the Placement Agent hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of the Placement Agent.